Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

J.P. Morgan Access Multi-Strategy Fund II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$0.00	0.00011020%	$0.00

Fees Previously Paid	$25,895,660.63		$2,853.70

Total Transaction Valuation	$25,895,660.63

Total Fees Due for Filing			$2,853.70

Total Fees Previously Paid			$2,853.70

Total Fee Offsets			—

Net Fee Due			$0.00